                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          OUTBOARD MARINE CORPORATION
               (Name of Registrant as Specified In Its Charter)

                          OUTBOARD MARINE CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

LOGO
-------------------------------------------------------------------------------

OUTBOARD MARINE CORPORATION

                                                              December 13, 1995

Dear Shareholder:

  You are cordially invited to the Annual Meeting of Shareholders of Outboard Marine Corporation to be held on Thursday, January 18, 1996, commencing at 9:00 a.m., local time, at the First Chicago Conference Center, One First National Plaza, Chicago, Illinois. The Board of Directors and management look forward to greeting those shareholders able to attend the meeting.

  At the Annual Meeting you will be asked to consider and vote upon the election of three directors for a three year term and the ratification of the appointment of independent auditors and accountants of the Company.

  Your Board of Directors unanimously recommends a vote FOR the election of directors and the ratification of auditors and accountants.

  Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

  On behalf of the Board of Directors, thank you for your cooperation and support.

                                          Sincerely,

                                          /s/ Harry W. Bowman

                                          Harry W. Bowman
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                          OUTBOARD MARINE CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 ------------

                          TO BE HELD JANUARY 18, 1996

  The 1996 Annual Meeting of Shareholders of Outboard Marine Corporation will be held at the First Chicago Conference Center, One First National Plaza, Chicago, Illinois, on Thursday, January 18, 1996, at 9:00 a.m., local time, for the following purposes:

  1. To elect three directors for a three year term;

  2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors and accountants; and

  3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on November 21, 1995 are entitled to notice of and to vote at the meeting. A list of such shareholders shall be open to examination by every shareholder at the meeting and for a period of ten days prior to the meeting, during the Company's normal business hours, for any purpose germane to the meeting.

  Holders of a majority of the Company's outstanding voting shares must be present in person or by proxy for the meeting to be properly held. Please sign, date and promptly return the enclosed proxy in the envelope provided. You may revoke any proxy previously voted by attending the meeting and voting your shares personally at any time before the voting is closed.

  If you plan on attending the Annual Meeting, please check the appropriate box on the proxy card.

                                          By order of the Board of Directors

                                          /s/ Howard Malovany

                                             Howard Malovany
                                                Secretary

Waukegan, Illinois
December 13, 1995

                                PROXY STATEMENT

                                 ------------

                   PROXY SOLICITATION BY BOARD OF DIRECTORS

                               DECEMBER 13, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Outboard Marine Corporation, a Delaware corporation and its subsidiaries (the "Company"), of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on January 18, 1996, commencing at 9:00 a.m., local time, at the First Chicago Conference Center, One First National Plaza, Chicago, Illinois, or any adjournment thereof. The principal executive offices of the Company are at 100 Sea Horse Drive, Waukegan, Illinois 60085.

  This Proxy Statement, the proxy and the Company's 1995 Annual Report to Shareholders are being mailed to shareholders on or about December 13, 1995. The Company will bear the cost of soliciting proxies. In addition to mail solicitation, there may be incidental personal solicitation made by Officers and employees of the Company. The Company has engaged, at its expense, the services of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies at an estimated fee of $6,000 plus out-of-pocket expenses. A proxy may be revoked, in writing, at any time prior to its exercise.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The only issued class of capital stock of the Company is $.15 par value common stock (the "Common Stock"). On November 21, 1995 (the "Record Date"), there were 20,052,213 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

  A majority of the issued and outstanding shares of Common Stock, if present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting. Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other questions that may come before the meeting. Shares for which authority is withheld or abstentions are indicated will be counted as present for general quorum purposes. Directors are elected by a majority of those shares present in person or by proxy and entitled to vote at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. The other questions expected to come before the meeting require the approval of a majority of the shares represented in person or by proxy and entitled to vote at the meeting, and, therefore, abstentions will have the effect of a negative vote. If a broker indicates on a proxy that it does not have discretionary authority to vote on a particular question, under applicable Delaware law, those shares will be counted as present for general quorum purposes but will not be counted as votes cast on the question and will have no effect on the outcome of the vote on such question.

  The First Chicago Trust Co. of New York (the "Bank") is the record holder of shares of Common Stock for participants in the Outboard Marine Corporation Automatic Dividend Reinvestment and Cash Stock Purchase Plan. The Bank has advised the Company that it intends to tender its proxy only as directed by each participant.

  NBD Bank, N.A. ("NBD") is the record holder of shares of Common Stock for participants in the OMC Employee Stock Purchase Plan, the Outboard Marine Corporation Employees Tax Deferred Savings Plan and the OMC Boat Group 401(k) Plan. NBD has advised that it intends to tender its proxy only as directed by each participant.

  The following tables set forth information with respect to (1) persons or groups who are known to the Company to be beneficial owners, as of November 21, 1995, of more than 5% of the outstanding Common Stock (the "Investor Table") and (2) beneficial ownership of Common Stock held, as of November 21, 1995, by each of the Company's Directors, Named Executives and all the Company's Directors and the Company's elected Officers (the "Executive Officers") as a group (the "Director and Executive Officer Table"). Beneficial ownership is defined as the sole or shared power to vote, or direct the disposition of, a security. Except as otherwise indicated, beneficial ownership in the following tables includes sole voting and dispositive power.

                                INVESTOR TABLE

                                                              SHARES
                                                           BENEFICIALLY PERCENT
      NAME AND ADDRESS                                       OWNED(1)   OF CLASS
      ----------------                                     ------------ --------
      Loomis, Sayles & Company, Inc.
      One Financial Center
      Boston, Massachusetts 02111-2660....................  1,807,207    9.03%
      Sanford C. Bernstein Co., Inc.
      767 Fifth Avenue
      New York, New York 10153............................  1,669,143    8.34%
      NM Capital Management, Inc.
      6501 Americas Parkway
      Albuquerque, NM 87710...............................  1,432,449    7.16%
      Fidelity Management & Research
      82 Devonshire Street
      Boston, Massachusetts 02109-3614....................  1,169,527    5.84%

--------
(1) Owned by the named company or its affiliates which are registered investment advisers and held for the benefit of one or more persons.

                     DIRECTOR AND EXECUTIVE OFFICER TABLE

                                                        SHARES     OPTION SHARES
                                                     BENEFICIALLY  BENEFICIALLY
                                                       OWNED(1)      OWNED(2)
                                                     ------------  -------------
      DIRECTORS
      Harry W. Bowman...............................       --             --
      Frank Borman..................................     2,100            --
      William C. France.............................     2,346            --
      Urban T. Kuechle..............................     4,823(3)         --
      Richard T. Lindgren...........................    26,247            --
      J. W. Marriott, Jr............................     7,347            --
      Richard J. Stegemeier.........................     3,247            --
      Charles D. Strang.............................    22,987            --
      Richard F. Teerlink...........................     3,246            --
      NAMED EXECUTIVES AND EXECUTIVE OFFICERS
      L. Earl Bentz.................................    10,854         11,290
      D. Jeffrey Baddeley...........................     9,562         14,350
      David R. Lumley...............................     5,118            900
      James C. Chapman(4)...........................    45,466        154,975
      Ronald J. Jensen(4)...........................       162         14,875
      Directors and Executive Officers as a group
      (20 persons)..................................   202,675        270,385

--------
(1) Except as otherwise noted, the named individuals and members of the group have sole voting and investment power as to the shares they own beneficially except for restricted shares, which are included, over which they currently have voting power only. All Directors and Executive Officers as a group own approximately 1.35% of the Company's outstanding Common Stock. No Director or Executive Officer owns beneficially more than 1% of such stock.
(2) Shares that could be acquired within 60 days following November 21, 1995 through the exercise of stock options prior to any cancellation thereof, as described herein.
(3) This does not include 200 shares beneficially owned by Mr. Kuechle's wife as to which Mr. Kuechle disclaims beneficial ownership.
(4) Mr. Chapman resigned his positions effective February 19, 1995 and Mr. Jensen resigned his position effective November 2, 1995.

1. ELECTION OF DIRECTORS

  The Board presently consists of nine members, one of whom is an Executive Officer of the Company.

  The Directors are divided into three classes. At each Annual Meeting of Shareholders, Directors of a given class are elected for a three year term. The current term of office of the Class I Directors will expire on the date of the 1996 Annual Meeting of Shareholders.

  Charles D. Strang and Urban T. Kuechle are retiring from, and will not be renominated for positions on, the Board effective as of the date of the 1996 Annual Meeting of Shareholders pursuant to the Board's policy.

  It is intended that votes will be cast, pursuant to the accompanying proxy, FOR the election of William C. France, Ilene S. Gordon and Donald L. Runkle as Class I Directors ("Nominees"). In the event any of the Nominees should become unavailable, it is intended that votes will be cast, unless otherwise instructed pursuant to the enclosed proxy, for such substitute nominee or nominees as may be nominated by the Board. The Board is unaware of any need for substitution of Nominees.

                            NOMINEES AND DIRECTORS

  Names of and information concerning the Nominees, and the other Directors whose terms will continue after the 1996 Annual Meeting of Shareholders, together with certain additional information, are set forth below. Mr. Bowman was appointed by the board to replace Mr. Chapman as Chairman of the Board and Ms. Gordon and Mr. Runkle are new nominees to the Board. All other persons listed are now serving as Directors and have been previously elected by the shareholders. To the knowledge of the Company, there are no family relationships between any Director or Executive Officer and any other Director or Executive Officer. An affirmative vote of a majority of those shares represented and entitled to vote at the meeting where a quorum is present is required to elect Directors.

NOMINEES

 Class I Directors

William C. France

  Chairman of the Board, President and Chief Executive Officer of International Speedway Company (Daytona Beach, FL), an owner and operator of four automobile racing facilities. Mr. France has been President and Chief Executive Officer since 1981 and Chairman since 1987. Mr. France is also President of the National Association of Stock Car Automobile Racing (Daytona Beach, FL).

  A Director since 1985. Mr. France is a member of the Audit and Corporate Governance Committees. Age 62.

Ilene S. Gordon

  Vice President, Operations of Tenneco, Inc. (Houston, TX), a major diversified industrial corporation with significant interests in packaging (Tenneco Packaging), natural gas transportation and marketing (Tenneco Energy), automotive parts (Tenneco Automotive), and ship design, construction and repair (Newport News Shipbuilding). Ms. Gordon has been Vice President since 1994. Prior to that Ms. Gordon held numerous positions with Tenneco Packaging including Senior Vice President, Total Quality Management from 1992 to 1994 and Vice President, Area Manager, Containerboard Division from 1990 to 1992. Age 42.

Donald L. Runkle

  Vice President of General Motors Corporation and General Manager of their Delphi Saginaw Steering Systems division (Saginaw, MI), a steering system component manufacturer for the worldwide automotive market. Mr. Runkle has been General Manager since 1993. Prior to that Mr. Runkle held numerous positions with GM including Vice President, Advanced Engineering and GM's Engineering Center, from 1983 to 1993. Age 50.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

OTHER DIRECTORS

 Class II Directors
(Terms expire in 1997)

Frank Borman

  Chairman of the Board and Chief Executive Officer of Patlex Corporation (Las Cruces, NM), a laser technology patent royalty company. Mr. Borman has been Chairman and Chief Executive Officer since 1988. Mr. Borman was Chairman of the Board and Chief Executive Officer of Eastern Airlines, Inc. from 1976 until he retired in 1986. He is also a Director of American Superconductor Corp. (Watertown, MA), Home Depot Companies (Atlanta, GA) and Thermo Instrument Systems, Inc. (Boston, MA) and is a member of the Board of Trustees of the National Geographic Society.

  A Director since 1985. Mr. Borman is a member of the Audit and Compensation Committees. Age 67.

Harry W. Bowman

  Chairman of the Board, President and Chief Executive Officer of the Company since February 19, 1995. Mr. Bowman held numerous positions with Whirlpool Corporation from 1971 to 1995, most recently as Executive Vice President, Global Business Process Integration from 1994 to 1995, President, Whirlpool Europe from 1992 to 1994 and Senior Vice President, North American Operations 1991 to 1992.

  A Director since 1995. Age 52.

J. W. Marriott, Jr.

  Chairman of the Board, President and Chief Executive Officer of Marriott International, Inc. (Washington, DC), a diversified lodging and services management company. Mr. Marriott became Chief Executive Officer of Marriott Corporation in 1972 and was named Chairman of the Board in 1985. Mr. Marriott is also a Director of Host Marriott Corporation (formerly Marriott Corporation, Washington, D.C.), General Motors Corporation (Detroit, MI), and the U.S.-Russia Business Roundtable. He also serves on the boards of trustees of the Mayo Foundation, the National Geographic Society, Georgetown University, and on the advisory board of the Boy Scouts of America. He is on the President's Advisory committee of the American Red Cross and the Executive Committee of the World Travel & Tourism Council.

  A Director since 1986. Mr. Marriott is a member of the Compensation and Corporate Governance Committees. Age 63.

 Class III Directors
(Terms expire in 1998)

Richard T. Lindgren

  President, The Lorr Corporation (Detroit, MI), a private investment company. Mr. Lindgren has been President since 1989. Mr. Lindgren was President, Chief Executive Officer and a Director of Cross and Trecker Corporation (Bloomfield Hills, MI) from 1982 until 1988. Mr. Lindgren is also Chairman of the Board of Robert Sinto Corporation (Lansing, MI), a foundry engineering and equipment manufacturer, a Director of Sinto America, Inc., parent of Robert Sinto Corporation, a Director of Atmosphere Group, Inc. (Birmingham, MI) and Dimango Products Corporation (Brighton, MI) and Trustee of Suomi College (Hancock,
MI).

  A Director since 1980. Mr. Lindgren is a member of the Compensation and Corporate Governance Committees. Age 68.

Richard F. Teerlink

  President and Chief Executive Officer of Harley-Davidson, Inc. (Milwaukee,
WI), the only major American-based manufacturer that produces heavyweight motorcycles and a complete line of motorcycle parts and accessories. Mr. Teerlink has been President and Chief Operating Officer since August 1988. He has been Chief Executive Officer since March 1989. Mr. Teerlink is also a Director of Johnson Controls, Inc. (Milwaukee, WI), FirstStar Bank Milwaukee (Milwaukee, WI), Harley Davidson, Inc. (Milwaukee, WI) and Holiday Rambler LLC (Wakarusa, IN).

  A Director since 1990. Mr. Teerlink is Chairman of the Corporate Governance Committee and a member of the Compensation Committee. Age 59.

Richard J. Stegemeier

  Chairman Emeritus of the Board of Unocal Corporation (Los Angeles, CA), an integrated petroleum company. Mr. Stegemeier was Chairman from April 1989 to May 1995, and was Chief Executive Officer from 1988 to 1994. From December 1985 to June 1992 he was President, and from December 1985 to July 1988 he was Chief Operating Officer. Mr. Stegemeier is also director of First Interstate Bancorp (Los Angeles, CA), Northrop Grumman Corporation (Los Angeles, CA), Halliburton Company (Dallas, TX), Foundation Health Corporation (Rancho Cordova, CA), and Pacific Enterprises (Los Angeles, CA).

  A Director since 1990. Mr. Stegemeier is Chairman of the Compensation Committee and a member of the Audit and Corporate Governance Committees. Age 67.

             BOARD OF DIRECTORS, COMMITTEES AND EXECUTIVE OFFICERS

  The Board of Directors met eight times during the 1995 fiscal year. Board Committees included Audit, Compensation and Nominating (whose responsibilities have been incorporated into the new Corporate Governance Committee) which during the year met two, four and three times, respectively.

  The Audit Committee consists of five non-employee Directors. This Committee oversees the Company's financial reporting process and internal controls, reviews any significant issues concerning litigation and contingencies, meets with independent public accountants and internal auditors to discuss the results of their examinations, reviews the insurance programs of the Company, and monitors compliance with the Company's Code of Conduct and other policies on ethical business practices. This Committee also consults with management, the internal auditors and the independent public accountants on matters related to the annual audit plan, audit procedures applied, audit and non-audit fees, status of federal tax returns and related reserves, the published financial statements, the accounting principles applied and any material changes thereto.

  The Compensation Committee consists of six non-employee Directors. This Committee reviews and approves management's recommendations with respect to a competitive, fair and equitable compensation and benefits policy designed to retain personnel, stimulate their useful and profitable efforts on behalf of the Company and attract necessary and qualified additions to staff; reviews, approves and administers the Company's executive compensation plans and, after taking into consideration the recommendations of management, determines the salaries and incentive compensation of the Executive Officers of the Company and its foreign and domestic subsidiaries, including but not limited to annual bonuses and grants of stock options, restricted stock and performance units or shares; carries out the administrative responsibilities for the Company's compensation programs applicable to executives; reviews annually the performance of the Company's Chief Executive Officer vis-a-vis the Company's performance and based upon such review, recommends to the Board appropriate compensation adjustments and bonus awards, if any; and acts on, reports to and makes recommendations with respect to specific matters within delegated authority.

  The Corporate Governance Committee consists of seven non-employee Directors. This Committee develops and recommends the criteria for the selection of candidates to serve on the Board which include whether the potential candidate's principal employment, occupation or association involves an active leadership role, whether the potential candidate has expertise or experience relevant to the Company's business that would not be otherwise readily available to the Board, whether the potential candidate brings diversity to the Board, and with respect to incumbent directors, how the potential candidate performed and contributed during his or her most recent term; develops and recommends the procedure for the selection of candidates to serve on the Board; reviews and recommends the number of members of the Board; recommends the slate of nominees to be proposed for election by the shareholders of the Company at the Company's annual meeting; recommends nominees to fill vacancies on the Board; considers and recommends the number, size and composition of committees of the Board including rotation of members and Chairperson responsibilities; reviews and recommends the compensation and retirement programs for members of the Board; reviews the performance of the members of the Board including any change in a member's status from date of nomination; annually performs a self-assessment of the Board as a whole to ensure that its members still possess the necessary skills, talents, experience and qualities; reviews the performance of the Chief Executive and Chief Operating Officers; reviews, develops and recommends plans and proposals for management succession with respect to the Chief Executive and Chief Operating Officers; and acts on, reports to and makes recommendations with respect to specific matters within a delegated authority. The Committee will consider nominees recommended by shareholders for existing vacancies. For a shareholder to properly bring a nomination for a Director before the Annual Meeting of Shareholders, such shareholder must give the Company written notice, received by the Secretary of the Company, at least sixty (60) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Such notice must contain, for each person such shareholder intends to nominate, the name, age, business address and residence address of the person, the principal occupation or employment of the person, the class and number of shares of stock of the Company which are beneficially owned by the person and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Rule 14a under the Securities Exchange Act of 1934. The shareholder must provide such shareholder's name and address and the class and number of shares such shareholder beneficially owns as of the record date for the shareholder's meeting.

  In fiscal year 1995, no Director attended fewer than 75 percent of the aggregate number of meetings of the Board and the Board Committees on which such Director served except for J. W. Marriott, Jr.

  Directors who are not employees of the Company receive an annual retainer of $25,000 and a fee of $1,000 for each Board and Board Committee meeting attended, provided no Director will be paid for more than two meetings held in any one day. Directors who are employees of the Company receive no remuneration or fees, as such, for serving as Directors.

  In fiscal year 1995, the Company paid Mr. Strang $100,000 in exchange for his agreement not to compete.

  Each Director is a participant in the Retirement Plan for Non-Employee Directors (the "Director's Retirement Plan"). The Director's Retirement Plan provides an annual retirement benefit equal to ten percent (10%) of the Director's retainer, as of the date of retirement, times the years of service as a Director, up to a maximum of 100% of the retainer. The benefit begins to vest after six (6) years of service (10% per year) and is payable for the life of the Director.

  Under the Stock Purchase Plan for Non-Employee Directors, non-employee Directors of the Company are entitled to have all or a portion of their retainer used to purchase Common Stock at a price not less than eighty-five percent (85%) of the fair market value of the Common Stock on the date of purchase. Receipt of the Common Stock may be deferred for any period of time chosen by the Director. The Director must make the election to receive or defer receipt of stock, or change any such election, no less than six (6) months prior to the date the retainer would ordinarily have been received. As long as the stock is held or deferred the Director will receive dividends, as and if declared, and will have the right to vote the stock. Payment of deferred amounts may be altered by the Committee in the case of financial hardship or change-in-control.

  On May 26, 1995, the Company loaned Mr. Bowman $175,000 to assist him in relocating from his previous employer, in exchange for a promissory note in the same amount. The note was repaid in full on August 23, 1995. The loan was interest free for 180 days with the first monthly interest payment commencing 210 days after the date of execution. Interest was based on one-half of one percent (.5%) in excess of the prime interest rate of Citibank NA on a rolling basis.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation paid or to be paid to those persons who were, at September 30, 1995, (1) the Chief Executive Officer or served in such capacity during fiscal 1995, (2) the other four most highly compensated Executive Officers of the Company and (3) individuals who would have been one of the four most highly paid Executive Officers but for the fact that they were not serving as an Executive Officer on September 30, 1995 (the "Named Executives") for services rendered in all capacities to the Company for the 1995, 1994 and 1993 fiscal years.

                       ANNUAL COMPENSATION        LONG-TERMCOMPENSATION
                     ----------------------- -------------------------------
                                      OTHER
                                     ANNUAL  RESTRICTED  SECURITIES
   NAME AND                          COMPEN-   STOCK     UNDERLYING   LTIP    ALL OTHER
  PRINCIPAL          SALARY   BONUS  SATION    AWARDS   OPTIONS/SARS PAYOUTS COMPENSATION
   POSITION     YEAR   ($)     ($)    $(1)     ($)(2)        #         ($)      ($)(3)
  ---------     ---- ------   -----  ------- ---------- ------------ ------- ------------
H. W. Bow-
 man,(4)        1995 246,928 240,000      0         0     150,000          0    12,812
Chairman of
 the Board,     1994     --      --     --        --          --         --        --
President and
 Chief          1993     --      --     --        --          --         --        --
Executive Of-
 ficer
L. E. Bentz,    1995 199,482 110,969      0         0           0          0    11,047
Vice President
 and            1994 201,500 104,022      0         0       6,400          0     5,589
President, OMC
 Fishing        1993 201,500       0      0   157,200      17,100          0       826
Boat Group,
 Inc.
D. J.
 Baddeley,      1995 190,000 100,415      0         0           0     39,366    15,269
Vice President
 and            1994 175,000  92,273      0         0       6,100     21,382    20,871
General Coun-
 sel            1993 155,208       0      0   153,550      12,300     11,380    20,656
D. R.
 Lumley,(5)     1995 175,208 106,332      0         0           0          0     2,767
Senior Vice
 President,     1994  36,070       0      0         0       3,600          0        78
Worldwide       1993     --      --     --        --          --         --        --
Sales and
Marketing,
MPPG
J. C. Chap-
 man,(6)        1995 505,000 457,530 60,971         0           0    204,474    24,533
Former Chair-
 man,           1994 467,000 424,833 55,915         0      30,600    126,419    48,496
President and   1993 459,388       0 40,027   456,950      67,100     69,970    52,129
Chief
Executive Of-
ficer
R. J. Jen-
 sen,(6)        1995 210,000 113,811      0         0           0     49,202     3,443
Vice President
 and            1994 193,333 112,980      0         0       7,900     21,007     4,028
President, In-
 ternational    1993 169,202       0      0   170,200      14,300     11,226     3,787
Group

NOTES TO SUMMARY COMPENSATION TABLE

(1) With the exception of Mr. Chapman, no other Named Executive's Other Annual Compensation reached the level required for disclosure. The amount listed for Mr. Chapman includes amounts paid by the Company for financial and estate planning and tax preparation advice of $ 31,278 and amounts paid by the Company representing the allocable expense for a leased automobile of $24,097.
(2) In September 1993, for fiscal 1994, most Executive Officers were granted Restricted Stock at a value of $18.50 per share on the date of grant in lieu of a salary increase. The number of shares granted were 126,100 having an aggregate value on the date of grant of $2,332,850. Based on the value of a share of Common Stock as of September 29, 1995 the aggregate value of all outstanding shares of Restricted Stock granted was $2,001,650. The Restricted Stock will not vest for five years from the date of grant. During the restricted period, the Executive Officers will receive dividends and will have the right to vote the stock. If the Executive Officer (including a Named Executive) does not remain in the employ of the Company for the entire five year period other than for retirement, death, disability or a change-in-control, such Executive Officer's restricted stock will be forfeited.
(3) For fiscal 1995 includes matching contributions to the OMC Employees Taxed Deferred Savings Plan, and for Mr. Bentz the OMC Boat Group 401(k) Plan, in the amount of $0, $7,411, $4,088, $0, $0 and $0 and the dollar value of insurance premiums paid by the Company of $12,812, $3,636, $11,181, $2,767, $24,533 and $3,443 for the benefit of Messrs.
   Bowman, Bentz, Baddeley, Lumley, Chapman and Jensen, respectively. Mr. Chapman received compensation from the Company as a result of an agreement with the Company as further described below under the heading "Severance Agreements".
(4) Mr. Bowman was hired by the Company February 19, 1995 and therefore information for the years 1993 and 1994 is not applicable.
(5) Mr. Lumley was hired by the Company July 15, 1994 and therefore information prior to that date is not applicable.
(6) Mr. Chapman resigned his positions effective February 19, 1995 and Mr. Jensen resigned his position effective November 2, 1995.

  OPTION EXERCISES IN THE 1995 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table shows information on the exercise in the 1995 fiscal year of options to purchase Common Stock by the Named Executives, all current Executive Officers as a group and all other employees as a group. Also shown are the unexercised options to purchase Common Stock as of September 30, 1995 and the value of in-the-money options as of such date.

                                                                           VALUE OF IN-THE-MONEY
                                                   NUMBER OF OPTIONS        UNEXERCISED OPTIONS
                            SHARES              UNEXERCISED AT YEAR END       AT YEAR END(1)
                          ACQUIRED OR  VALUE   ------------------------- -------------------------
                           EXERCISED  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                          (#)       ($)        (#)          (#)          ($)          ($)
----                      ----------- -------- ----------- ------------- ----------- -------------
H. W. Bowman............         0          0          0      150,000             0    (532,500)
L. E. Bentz.............         0          0      9,190       13,350        12,655       6,975
D. J. Baddeley..........         0          0     13,175       10,725        33,928       2,120
D. R. Lumley............         0          0        900        2,700        (2,813)     (8,438)
J. C. Chapman...........         0          0    147,100       56,500     1,040,800      15,150
R. J. Jensen............     1,500     14,813     13,425       13,075        22,378         397
All current Executive
 Officers as a group (20
 persons)...............         0          0    252,610      290,200     1,366,554    (506,546)
All other employees as a
 group..................    40,215    373,357    439,960      199,350     2,397,095      28,926

--------
(1) Value of in-the-money options determined by multiplying the number of exercisable or unexercisable options by $21.50, the closing price of the Company's Common Stock on September 29, 1995, and subtracting the option price.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1995

  The following table describes the performance shares granted to the Named Executive Officers during the Company's 1995 fiscal year under the 1994 OMC Long-Term Incentive Plan (the "LTIP"). With respect to the LTIP, the grants cover the three year award cycle October 1, 1995 through September 30, 1998. No distribution of performance shares, whether in cash or stock, will be made until after the end of the three year award cycle and the Compensation Committee has determined the extent to which the Company has achieved the performance goals set at the beginning of the award cycle. The initial value of each performance share granted under the LTIP was $21.865. The initial value was the average of the closing price for a share of Common Stock on the New York Stock Exchange for the month of September 1995. The performance goals set for these performance shares are (1) the average of the absolute return on net assets for the three year award cycle, (2) return on net assets improvement for the three year award cycle over the prior three year award cycle and (3) total shareholder return on the Common Stock as compared to the return on the S&P 400 measured over the three year award cycle. For a complete description of these performance goals, see the Report of the Compensation Committee under the heading "Long-Term Incentive Compensation" beginning on page 15 of this Proxy Statement. The performance shares will be paid in stock or cash at the discretion of the Compensation Committee.

                                                            ESTIMATED FUTURE
                                                         PAYOUTS(1) (POTENTIAL
                                 NUMBER OF  PERFORMANCE         SHARES)
                                PERFORMANCE   PERIOD    ------------------------
                                  SHARES       UNTIL    THRESHOLD TARGET MAXIMUM
NAME                              GRANTED     PAYOUT       (#)     (#)     (#)
----                            ----------- ----------- --------- ------ -------
H. W. Bowman...................   17,900      3 years     17.9    17,900 26,850
L. E. Bentz....................    3,600      3 years      3.6     3,600  5,400
D. J. Baddeley.................    3,600      3 years      3.6     3,600  5,400
D. R. Lumley...................    2,700      3 years      2.7     2,700  4,050
R. J. Jensen...................    4,600      3 years      4.6     4,600  6,900

--------
(1) The number of shares to be paid upon the completion of an award cycle will depend entirely on the extent to which the Company achieves the performance goals set at the beginning of the award cycle. The payout at the Threshold level will be 0.1%, the payout at the Target level will be 100% and the payout at the Maximum level will be 150% of the number of performance shares originally granted. If the payment is in cash, as determined by the Compensation Committee, the amount of the payout will be the number of performance shares earned, as set forth above, times the average price of a share of Common Stock on the date the Committee approves such payment.

                     OPTION GRANTS IN THE 1995 FISCAL YEAR

  The following table provides information on the grants of options to purchase Common Stock given to the Named Executive on February 19, 1995.

                                                 % OF TOTAL
                                                  OPTIONS
                                    NUMBER OF    GRANTED TO                      POTENTIAL REALIZABLE
                                    SECURITIES      ALL     EXERCISE                     VALUE
                                    UNDERLYING   EMPLOYEES    PRICE                     ($)(4)
                          GRANT    OPTIONS/SARS   IN 1995   PER SHARE EXPIRATION ---------------------
NAME                       DATE   GRANTED (#)(1)    (2)      ($)(3)      DATE    0%    5%       10%
----                     -------- -------------- ---------- --------- ---------- --- ------- ---------
H. W. Bowman............ 02/19/95     50,000        32.6     20.875    02/19/06    0 741,250 1,934,250
                         02/19/95     50,000        32.6     25.050    02/19/06    0 532,500 1,725,500
                         02/19/95     50,000        32.6     29.225    02/19/06    0 323,750 1,516,750

--------
(1) All options vest over a four-year period; 25% of the option grant being exercisable at the end of the first year after the grant date, and an additional 25% each year thereafter.
(2) In the 1995 fiscal year 2 employees received stock options.

(3) The exercise price of $20.875 was the closing price of a share of OMC common stock on the New York Stock Exchange on February 19, 1995. The other exercise prices are per the agreement entered into between the Company and Mr. Bowman pursuant to his employment as further described below.
(4) The amounts set forth reflect the potential realizable value of the options granted at assumed annual rates of stock price appreciation of 5% and 10% through the expiration date of the options (eleven years) using the closing price of a share of common stock on the grant date. The use of 5% and 10% is pursuant to Securities and Exchange Commission requirements and is not intended by the Company to forecast possible future appreciation.

                               RETIREMENT PLANS

  The Outboard Marine Corporation Employees Retirement Plan (the "Retirement Plan") provides a fixed benefit determined on the basis of years of service and final average base earnings. In addition to the benefits from the Retirement Plan, participants in the Company's annual incentive compensation plan(s) are eligible for retirement benefits from a supplemental non-qualified retirement plan. The retirement benefits under the non-qualified plan are based upon amounts paid under the annual bonus plan as well as salary, and the total retirement benefits payable under the plans may exceed the maximum benefits payable under the Employee Retirement Income Security Act of 1974, as amended. Upon a change-in-control of the Company and certain other actions by an acquiror, all participants of the Retirement Plan would become vested in any excess of plan assets over total accumulated benefit obligations.

  Participants in the plans who are not Executive Officers receive an aggregate benefit equal to 1.2% of total pay and .5% above social security covered compensation for each year of credited service times the average of the five highest consecutive annual earnings (base annual salary rate plus incentive compensation earned in the same year under an annual incentive compensation plan) during such participant's last ten years of employment. An Executive Officer who participates in the plans will receive the 1.2% and .5% above social security covered compensation for each year of credited service as a non-Executive Officer and 2.55% for each year of credited service as an Executive Officer times the average of the three highest annual earnings during the last ten years of such participant's tenure with the Company. The total annual benefit payable from these two plans is shown in the table below for selected average base earnings levels and years of service based upon certain assumptions including all years of credited service as an Executive Officer, retirement at age 65 and election of a single life annuity for the benefit payment.

  The approximate annual benefits shown in the table below are for the Named Executive participants and are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.

 ANNUAL BENEFIT FOR NAMED EXECUTIVE PARTICIPANTS FOR SELECTED YEARS OF SERVICE

      AVERAGE ANNUAL                                                            20 OR
      BASE EARNINGS        5 YEARS          10 YEARS         15 YEARS         MORE YEARS
      --------------       -------          --------         --------         ----------
        $  150,000         $ 19,125         $ 38,250         $ 57,375          $ 76,500
           250,000           31,875           63,750           95,625           127,500
           300,000           38,250           76,500          114,750           153,000
           500,000           63,750          127,500          191,250           255,000
           900,000          114,750          229,500          344,250           459,000
         1,300,000          165,750          331,500          497,250           663,000

  As of December 31, 1995, except for Mr. Jensen where November 2, 1995 is applicable, Messrs. Bowman, Bentz, Baddeley, Lumley, Chapman and Jensen will have .83, 2.9, 5.92, 1.5, 17.92, and 21.17, respectively, credited years of service under the Company's retirement plans of which .83, 2.9, 5.92, 1.5,
17.25 and 4.75, respectively, credited years of service will be as an Executive Officer of the Company. The total estimated annual benefit payable from these two plans for Messrs. Bowman, Bentz, Baddeley, Lumley, Chapman and Jensen based upon certain assumptions including actual years of credited service as a non-Executive Officer and Executive Officer, as the case may be, current age and base earning levels, and election of a single life annuity for the benefit payment is $13,600, $25,233, $42,468, $7,736 and $440,276 and $122,485, respectively, which payments are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

  As of February 19, 1995, the Company and Mr. Bowman entered into an agreement, pursuant to his employment, which (1) guarantees salary payments for three years from February 19, 1995, starting at $400,000 for the first year with warranted merit increases for the second and third years, unless termination occurs by reason of his death, disability or termination for cause prior thereto, (2) guarantees a bonus for the 1995 fiscal year of at least $240,000 (which represents the normal target annual bonus to which he would have been entitled had he been employed by the Company for the entire fiscal year), (3) authorized the granting of stock options and performance shares (as set forth in the Option Grants table contained in this Proxy Statement) and
(4) guarantees a special supplemental retirement benefit if termination of employment with the Company occurs after age 55, as follows:

                                                   RETIREMENT BENEFITS AS
      AGE AT TERMINATION                       % OF FINAL AVERAGE COMPENSATION
      ------------------                       -------------------------------
        55                                                   54
        56                                                   56
        57                                                   58
        58 and over                                          60

which benefits will be reduced by (a) 1/4% for each month termination occurs between the ages of 60 and 65, (b) 1/2% for each month termination occurs between the ages of 55 and 60 and (c) retirement benefits received from his previous employer.

  The Company has also entered into a severance agreement with Mr. Bowman, which has a one year term and is automatically extended from year to year. This severance agreement, which applies only upon a change-in-control of the Company, provides that if Mr. Bowman (1) elects to resign, or (2) is terminated by the Company other than for cause, the Company will pay Mr. Bowman an amount, in cash, equal to (a) a fraction, the numerator of which is equal to the lesser of thirty-six or the number of full and partial months existing between the date Mr. Bowman terminates employment and his 65th birthday and the denominator of which is twelve, multiplied by (b) his then current base salary plus the highest amount of incentive compensation received by him in the five years preceding the change-in-control. In addition, the Company will pay Mr. Bowman, in cash, amounts accelerated, earned, allocated or deferred under the Company's pension, retirement, compensation or Annual and Long-Term Incentive Plans, plus an amount, if applicable, required to be paid by Mr. Bowman pursuant to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

  The Company has also entered into severance agreements with its other current Executive Officers, including the Named Executives. Each of these agreements has a one year term which is automatically extended from year to year. These severance agreements, which apply only upon a change-in-control of the Company, provide that if such Executive Officer (1) elects to resign his employment for certain specified reasons, or (2) is terminated by the Company other than for cause, the Company will pay such Executive Officer an amount, in cash, equal to (a) a fraction, the numerator of which is equal to the lesser of twenty-four and the number of full and partial months existing between the date such Executive Officer terminates employment and his 65th birthday and the denominator of which is twelve, multiplied by (b) such Executive Officer's then current base salary plus the highest amount of incentive compensation received by such Executive Officer in the five years preceding the change-in-control. In addition, the Company will pay such Executive Officer, in cash, amounts accelerated, earned, allocated or deferred under the Company's pension, retirement, compensation or Annual and Long-Term Incentive Plans.

  No amounts are expensed by the Company for financial reporting purposes with respect to any severance agreement.

  For purposes of the severance agreements referred to above, a change-in-control of the Company shall generally be deemed to have occurred if (1) any person, other than the Company or fiduciaries holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; (2) during any period of two consecutive years, individuals, who, at the beginning of such period, constitute the Board and certain new Directors (other than certain Directors designated by a person who has entered into certain change-in-control transactions), whose election by the Board or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the Directors then still in office, cease for any reason to constitute a majority thereof; (3) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than certain transactions in which the voting securities of the Company continue to represent at least 80% of the combined voting power of the Company or such surviving entity following such transaction or certain recapitalizations in which no person acquires more than 15% of the combined voting power of the Company's then outstanding securities; (4) the shareholders of the Company approve a plan of complete liquidation of the Company; or (5) the Company enters into an agreement for the disposition of all or substantially all the Company's assets or the Company otherwise disposes of such assets.

  On February 19, 1995 (the "Termination Date") James C. Chapman resigned as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Chapman and the Company entered into an agreement pursuant to which the Company would provide certain benefits to Mr. Chapman. Pursuant to the agreement, the Company would (1) through November 2, 1996 continue to pay Mr. Chapman's salary in effect on the Termination Date, (2) through November 2, 1996 provide the medical, health and life insurance coverage in existence as of the Termination Date, (3) for the 1995 fiscal year, to the extent the Company otherwise pays an annual bonus under its Executive Bonus Plan, pay an amount to Mr. Chapman equal to the amount to which he would have been entitled as if he were an employee of the Company through the end of such fiscal year,
(4) pro rate the amount of performance units and shares earned for the 1995, 1996 and 1997 fiscal years based on the Termination Date and (5) pay certain life insurance premiums for a period ending October 1, 2001. In consideration of these benefits, Mr. Chapman agreed (1) the Severance Agreement he previously held would terminate as of February 19, 1995 and (2) he would not compete with the Company for a period of time ending May 2, 1998.

                     REPORT OF THE COMPENSATION COMMITTEE

GOALS OF THE COMPENSATION COMMITTEE

  The Compensation Committee (the "Committee") is made up of six non-employee Directors. The Committee met four times in the 1995 fiscal year. Its charter is to:

  1. Review and approve a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications;

  2. Review, approve and administer the Company's executive compensation plans and determine the salaries and incentive compensation of the Executive Officers of the Company and its foreign and domestic subsidiaries; and

  3. Review annually the performance of the Company's Chief Executive Officer vis-a-vis the Company's performance and, based upon such review, recommend to the Board appropriate compensation adjustments and bonus awards, if any.

  To carry out this charter, the Committee's current objective is to rely more heavily on incentive compensation to support the Company's strategies and provide executives ownership opportunities for their successful execution. The Committee will, if necessary to satisfy Section 162(m) of the Code of 1986, certify the attainment of these incentives.

  Section 162(m) of the Code denies a tax deduction to any publicly held corporation such as the Company for compensation in excess of $1 million paid to any Named Executive. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The determination of whether compensation is performance-based depends on several factors including: whether the compensation is payable solely on account of the attainment of one or more nondiscretionary objective performance goals established by an independent compensation committee of the board of directors; whether there has been disclosure to and approval by the shareholders of performance standards to be used in determining awards under the plan; whether the company's compensation committee is composed solely of "outside" directors; and whether prior to the payment of such compensation, the compensation committee has certified that applicable performance standards have been satisfied.

  In addition to reports and recommendations from senior management the Committee has relied on the services of various nationally known compensation consulting firms for information regarding appropriate compensation levels and programs.

  The Committee's compensation philosophy is based on several criteria, including, but not limited to, the financial and operational goals recommended by the Company's senior management and approved by the Board for the Company, as a whole, as well as for significant business units; performance by the executives in achieving these goals; the need to attract, retain and motivate executives to execute and exceed the Company's plans and programs; the need to reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity; the need to increase management ownership in the Corporation; the need to link executive reward with stockholder value and profitability; and the need to communicate the Corporation's goals through performance measures linked to pay that focus executives on achievement of business objectives.

  For the Company's 1995 fiscal year, the primary criteria used in evaluating Company performance were (1) return on investment, both in absolute terms and as compared to prior years, (2) the total shareholder return of the Company's stock compared to the total return of the S&P 400 Index and (3) business unit profitability for evaluating business unit performance. The Company's performance for the fiscal year just ended exceeded the goals set at the beginning of the year.

  There are three components of executive compensation reviewed by the
Committee: base salary, annual incentive compensation and long-term incentive compensation. The combination of these programs produces total direct compensation.

BASE SALARY

  In fiscal 1994 most Executive Officers received a grant of restricted stock in lieu of a salary increase to encourage them to remain with the Company, take the steps necessary to help the Company achieve its goals and to increase their stock ownership. The amount of the restricted stock grants attempted to take into account the cumulative effect of the loss of the single year salary increase. The restricted stock will not vest for five years and during that period, dividends will be paid to the Executive Officer and the Executive Officer will be able to vote the shares. For fiscal years 1995 and 1996, salary increases for all exempt employees, including the Named Executives, averaged approximately 4.2% and 4.5%, respectively.

  It is the Committee's practice to target base annual salary at the 50th percentile of executives with comparable levels of responsibility and individual performance at other manufacturing companies and competitors. Individual performance is evaluated each year by the Committee and recommendations for salary adjustments, for all Executive Officers, are made by the Committee to the Board each November. The Committee has the authority, without Board approval, to set the salary ranges and adjustments for all other employees.

ANNUAL INCENTIVE COMPENSATION

  The Executive Bonus Plan is designed to add incentive for executives to execute and exceed the Company's plans and receive annual rewards for that execution. Under the Executive Bonus Plan the reward is based on absolute return on net assets ("ARONA") for the fiscal year. The target amount of annual incentive compensation is determined by the executive's salary grade. The Named Executives' target bonus amounts range from 30% to 60% of base annual salary. The Chief Executive Officer's target bonus amount equals 60% of salary. The target award, when added to base annual salary, is intended to result in total annual compensation at approximately the 50th percentile of competitive annual compensation, as discussed under the heading "Base Salary" above. Each executive can earn up to 200% of that target amount depending on the extent to which the Company achieves its annual performance targets and the individual performs vis-a-vis pre-determined annual goals. There will be no corporate bonus paid unless ARONA exceeds 8% and a maximum award if ARONA equals or exceeds 15%.

  No annual incentive compensation was earned in the 1993 fiscal year by any employee, including the Named Executives. For fiscal 1994 incentive compensation was earned at 150.6% of target as a result of an ARONA of 10.8% and a return on investment improvement ("ROII") of over 10.8%. For fiscal 1995 incentive compensation was earned at 151% of target as a result of an ARONA of 10.8% and a ROII of over 10.8%.

LONG-TERM INCENTIVE COMPENSATION

  The LTIP provides for the grant of stock options, restricted stock, performance units and performance shares. The purpose of the plan is to create an opportunity for executives to share in the enhancement of shareholder value through equity based awards. The overall goal is to create a link between the Company's management and its shareholders through stock ownership and incentive compensation based on the achievement of specific financial measures.

  Each Executive Officer has a target amount of performance shares, ranging between 20% and 70% of annual salary, with a maximum amount that can be earned equal to 150% of the target amount depending on the extent to which performance targets are achieved over a three year award cycle. The Chief Executive Officer's target award equals 70% of salary. In addition, stock options are granted to Executive Officers in amounts ranging between 40% and 140% of salary, depending solely on such Executive Officer's salary grade. The Chief Executive Officer's option grant equals 140% of salary. The stock option and performance share grants, when added to base annual salary (when the performance share grant is paid at the target level), are intended to result in total long-term incentive compensation at approximately the 50th percentile of executives with comparable levels of responsibility and individual performance at other manufacturing companies and competitors.

  It is intended that payment for the achievement of the performance goals set with respect to performance shares be paid in shares of Common Stock. The performance goals for the outstanding award cycles are: (1) three year average of ARONA, (2) three year average of return on net asset improvement ("RONAI") and (3) the monthly average of total shareholder return on the Common Stock versus the total return of the S&P 400 Index for the three year award cycle ("TSR"). Under the LTIP, 50% of the award will be based upon the TSR goal, 25% on the ARONA goal and 25% on the RONAI goals. The ARONA thresholds for payment and the maximum award are the same as those for Annual Incentive Compensation above, determined, however, on a cumulative basis for the three year award cycle. The RONAI is also based on a cumulative three year award cycle but has a threshold for payment greater than 0 percent, and a maximum award for 8 percent or greater. Under the TSR goals, there will be no award until the total shareholder return of the Common Stock is greater than 80% of the S&P 400 Index's total return and there will be a maximum award if the Company's TSR exceeds 120% of the S&P 400's total return.

EXECUTIVE OFFICER BENEFITS

  In addition to base salary and annual and long-term incentive compensation, the Company also provides Executive Officers with a broad range of benefits available to all employees as well as specific, supplemental benefits, designed to be comparable to those offered to executives with similar levels of responsibility and individual performance. These supplemental benefits include a Company-leased automobile, financial and estate planning, tax preparation and advice and supplemental life insurance coverage.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The salary, annual and long-term incentive compensation and executive benefits for the Chief Executive Officer ("CEO") are determined by the Committee substantially in conformance with the policies described above for all other senior executives of the Company. In addition, the Committee evaluates the CEO's contribution to the Company's achievement of its long-term financial and non-financial objectives on an on-going basis. The Committee also evaluates the CEO's performance at least annually based upon a variety of factors including the extent to which strategic and business plan goals are met and targets for earnings per share, return on net assets, growth in sales and earnings, market share and total return to shareholders are achieved.

  Mr. Chapman terminated his positions February 19, 1995.

  Mr. Bowman was elected Chairman of the Board, President and Chief Executive Officer of the Company on February 19, 1995. For more detail on Mr. Bowman's compensation see Executive Compensation, Employment and Severance Agreements above. For the 1996 fiscal year, Mr. Bowman received a salary increase of 15%.

  Submitted by the Compensation Committee of the Company's Board of Directors:

    Richard J. Stegemeier, Chairman
    Frank Borman
    Urban T. Kuechle
    Richard T. Lindgren
    J. Willard Marriott, Jr.
    Richard F. Teerlink

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Common Stock with the cumulative returns of the Standard & Poor's 500 Stock Index and Standard & Poor's Leisure Time Index weighted by the year-end market value of each company. "Cumulative total return" is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.



                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG OUTBOARD MARINE CORPORATION, S&P INDUSTRIALS AND S&P LEISURE TIME


                             OUTBOARD
Measurement Period           MARINE          S&P            S&P LEISURE
(Fiscal Year Covered)        CORPORATION     INDUSTRIALS    TIME
-------------------          ------------    -----------    -----------
Measurement Pt-
 9/30/90                     $100            $100           $100
FYE  9/30/91                 $151            $131           $159
FYE  9/30/92                 $144            $143           $154
FYE  9/30/93                 $173            $155           $185
FYE  9/30/94                 $217            $169           $230
FYE  9/30/95                 $209            $216           $242





2. RATIFICATION OF APPOINTMENT OF AUDITORS


  Arthur Andersen LLP, P. O. Box 1215, Milwaukee, Wisconsin 53201, served as independent auditors and accountants of the Company for the 1995 fiscal year. The Audit Committee has recommended to the Board, and the Board in turn, having approved such appointment at its November 1, 1995 meeting, recommends to the shareholders, that Arthur Andersen LLP's appointment as the Company's independent auditors and accountants for the 1996 fiscal year be confirmed.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions. If the shareholders disapprove, the Company may or may not reconsider the appointment.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                        SHAREHOLDER PROPOSAL PROCEDURE

  Any shareholder who intends to present a proposal at the Company's 1997 Annual Meeting of Shareholders and who wishes to have such proposal included in the Company's proxy soliciting material for that meeting must submit the proposal(s) in writing to the Secretary of the Company on or before August 13, 1996.

                                 OTHER MATTERS

  The Board knows of no matters, other than those specified above, to be brought before the meeting. However, if any other matters properly come before the meeting, or any adjournments thereof, it is the intention of the persons named in the enclosed proxy form to vote the same in accordance with their judgment on such matters.

  For shareholders who require information regarding the registration of their shares, the payment of dividends, details regarding the transfer of their shares or other similar information, they should call the Company's Transfer Agent, First Chicago Trust Co. of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500, Shareholder Services Division, 1-800-446-2617.

  The Company will provide without charge, upon written request, to any person who was a beneficial owner of the Company's Common Stock on the Record Date, a copy of the Company's Annual Report on Form 10-K for the year ended September 30, 1995, without exhibits, as filed with the Securities and Exchange Commission. Requests should be sent to the Company to: Corporate Secretary, 100 Sea Horse Drive, Waukegan, Illinois 60085.

PROXY

                          OUTBOARD MARINE CORPORATION
                       ANNUAL MEETING - JANUARY 18, 1996
                     PROXY SOLICITED BY BOARD OF DIRECTORS



   HARRY W. BOWMAN, D. JEFFREY BADDELEY and HOWARD MALOVANY and each of them, are appointed Proxies, with power of substitution, to vote all stock of the undersigned at the Annual Meeting of Shareholders to be held January 18, 1996 at 9:00 a.m. (local time) at the First Chicago Conference Center, One First National Plaza, Chicago, Illinois, and at any adjournment thereof, upon the matters mentioned hereafter and, in their discretion, upon such other matters as may come before said meeting.

   Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------
                           + FOLD AND DETACH HERE +

[X]  Please mark your votes as in this example.                             4886


1. Election of Directors.    FOR [_]    WITHHELD [_]

   For, except vote withheld from the following nominee(s):

   ________________________________________________________

   Election of three Class I Directors for a three year term.

   Nominees: William C. France, Ilene S. Gordon and Donald L. Runkle

2. Ratify the appointment of Auditors.    FOR [_]    AGAINST [_]    ABSTAIN [_]



MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [_]



                                 I will attend the annual meeting
                                 YES [_]    NO [_]

                                 If you plan on attending please bring a photo I.D. If your shares are held by your broker in other than your name please bring broker confirmation of your ownership.

                                 Please date and sign exactly as your name appears. If acting as attorney, executor, trustee, or in a representative capacity, also indicate title.


                                 ______________________________________________

                                 ______________________________________________
                                   SIGNATURE(S)                    DATE



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


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